UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices)   (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2011, we have increased the compensation of our directors and officers. We increased the compensation of our directors and officers as part of an ongoing effort to provide retention incentives and to reflect increases in the rate of inflation.

The old and new compensation arrangements are as follows:

The annual compensation of Heinz J. Scholz, Executive Director and Chairman, has been increased to US$189,000 from US$180,000. The annual compensation of Michael Velletta, Executive Director, has been increased to US$151,200 from US$144,000. In addition, Mr. Velletta annually receives US$24,000 for office expenses. The annual compensation of Werner Ladwein, Director, has been increased to US$21,000 from US$20,000. The annual compensation of Richard Schenz, Director, has been increased to US$21,000 from US$20,000. The annual compensation of Peter-Mark Vogel, Chief Executive Officer and President, has been increased to US$214,200 from US$204,000. The annual compensation of Ari Muljana, Chief Financial Officer and Treasurer, has been increased to CHF 168,000 (approximately US$200,789) from CHF 160,000 (approximately US$191,227). The annual compensation of Roger Jenny, Senior Finance Manager and Corporate Secretary, has been increased to CHF 162,000 (approximately US$193,618) from CHF 120,000 (approximately US$143,420). Mr. Jenny’s income was adjusted pursuant to his written employment agreement.

In addition, effective August 1, 2011, we will pay compensation to our officers and directors in Swiss francs (CHF) at a conversion rate of US$1.00 equaling CHF 1.00. We took this decision in light of the recent devaluation of the US dollar and the effect that has had on our officers and directors, none of which is a U.S. resident. By changing the currency of compensation to the Swiss franc, which is the standard currency of our head office, we have restored the intended levels of compensation.

Item 9.01 Financial Statements and Exhibits.

99.1	News release dated August 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Date: August 3, 2011